EXHIBIT 11

CLECO CORPORATION

Computation of Earnings Per Common Share

(Unaudited)

For the three months ended September 30,
(Thousands, except share and per share amounts)	2004	2003
Basic earnings per common share
Net income from continuing operations	$27,689	$23,688
Deduct: Non-participating stock dividends (4.5% preferred dividends)	11	11
Deduct: Participating preferred stock dividends	471	494
Deduct: Amount allocated to participating preferred	727	595
Income available to common stockholders from continuing operations	26,480	22,588
Basic net income per common share from continuing operations	0.56	0.48

(Loss) income from discontinued operations	$(306)	$115
Basic (loss) income per common share from discontinued operations	(0.01)	-

Total basic net income applicable to common stock	$26,174	$22,703
Basic earnings per common share	0.55	0.48

Weighted average common shares outstanding	47,114,330	47,239,652

Diluted earnings per common share
Net income from continuing operations	$26,480	$22,588
Deduct: Non-participating stock dividends (4.5% preferred dividends)	-	-
Add: Participating preferred stock dividends	471	494
Add: Amount allocated to participating preferred	727	595
Income available to common stockholders from continuing operations	27,678	23,677
Diluted net income per common share from continuing operations	0.56	0.48

(Loss) income from discontinued operations	$(306)	$115
Diluted (loss) income per common share from discontinued operations	(0.01)	-

Total diluted net income applicable to common stock	$27,372	$23,792
Diluted earnings per common share	0.55	0.48

Weighted average common shares outstanding	47,114,330	47,239,652
Common stock under stock option grants average shares	24,806	5,012
Number of equivalent common shares attributable to ESOP	2,157,845	2,335,193
Restricted stock (LTICP)	5,906	-

Average diluted shares	49,302,887	49,579,857

EXHIBIT 11

CLECO CORPORATION

Computation of Earnings (Loss) Per Common Share

(Unaudited)

For the nine months ended September 30,
(Thousands, except share and per share amounts)	2004	2003
Basic earnings per common share
Net income (loss) from continuing operations	$52,314	$(24,786)
Deduct: Non-participating stock dividends (4.5% preferred dividends)	35	35
Deduct: Participating preferred stock dividends	1,810	1,507
Deduct: Amount allocated to participating preferred	842	-
Income (loss) available to common stockholders from continuing operations	49,627	(26,328)
Basic net income (loss) per common share from continuing operations	1.05	(0.56)

(Loss) income from discontinued operations	$(436)	$1
Basic (loss) per common share from discontinued operations	(0.01)	-

Total basic net income (loss) applicable to common stock	$49,191	$(26,327)
Basic earnings (loss) per common share	1.04	(0.56)

Weighted average common shares outstanding	47,031,650	47,169,527

Diluted earnings per common share
Net income (loss) from continuing operations	$52,314	$(24,786)
Deduct: Non-participating stock dividends	35	35
Deduct: Participating preferred stock dividends	1,810	1,507
Deduct: Amount allocated to participating preferred	842	-
Income (loss) available to common stockholders from continuing operations	49,627	(26,328)
Diluted net income (loss) per common share from continuing operations	1.05	(0.56)

(Loss) income from discontinued operations	$(436)	$1
Diluted (loss) per common share from discontinued operations	(0.01)	-

Total diluted net income (loss) applicable to common stock	$49,191	$(26,327)
Diluted earnings (loss) per common share	1.04	(0.56)

Weighted average common shares outstanding	47,031,650	47,169,527
Common stock under stock option grants average shares	32,686	46
Number of equivalent common shares attributable to ESOP	-	-
Restricted stock (LTICP)	5,316	-

Average diluted shares	47,069,652	47,169,573